Exhibit 4.1

SHARE CERTIFICATE

OF

CN ENERGY GROUP. INC.

中北能源集团有限公司

(the “Company”)

INCORPORATED IN THE BRITISH VIRGIN ISLANDS

Authorised to issue an unlimited number of no par value Shares divided into

(a)  Ordinary Shares of no par value; and

(b)  Convertible Preferred Shares of no par value.

THIS IS TO CERTIFY THAT THE UNDER MENTIONED PERSON IS THE REGISTERED HOLDER OF THE SHARES SPECIFIED HEREUNDER SUBJECT TO THE RULES AND LAWS GOVERNING THE ADMINISTRATION OF THE COMPANY

Name & Address of Shareholder	Share Class	Certificate Number	No. of Shares	Date of Issue
[Name] [Address]	Ordinary	***[Certificate Number]***	-[Number]-	[Date]

GIVEN UNDER THE COMMON SEAL OF THE COMPANY ON THE DATE STATED ABOVE AND IN THE PRESENCE OF

DIRECTOR/OFFICER/AUTHORISED PERSON

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE